Exhibit 5

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215
Telephone: (614)227-2000
Fax: (614)227-2100

December 22, 2004

Oak Hill Financial, Inc.
14621 State Route 93
Jackson, OH 45640

Re:	Registration Statement on Form S-4 Oak Hill Financial, Inc. acquisition of Lawrence Financial Holdings, Inc.

Gentlemen:

     This opinion is furnished with respect to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Oak Hill Financial, Inc. (“Oak Hill”) with the Securities and Exchange Commission related to the registration of up to 275,000 shares of Oak Hill common stock, $.01 par value (the “Stock”), to be issued in connection with the acquisition (“Acquisition”) of Lawrence Financial Holdings, Inc. (“Lawrence Financial”).

     We are counsel for Oak Hill and have participated in the preparation of the Registration Statement. We have reviewed the Agreement and Plan of Merger dated as of October 12, 2004 by and between Oak Hill and Lawrence Financial, Oak Hill’s Fourth Amended and Restated Certificate of Incorporation and First Amended Code of Regulations, the corporate action taken to date in connection with the Registration Statement, and the issuance and sale of the Stock, and such other documents and authorities as we deem relevant for purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

     (a) upon the proper approval of the Merger Agreement by the shareholders of Lawrence Financial;

     (b) upon compliance with the Securities Act of 1933, as amended, and with the Securities or “blue sky” laws of the states in which the Stock is to be offered for sale; and

     (c) at the “Effective Time,” as defined in the Merger Agreement;

the Stock, when issued and delivered as provided in the Merger Agreement in accordance with the resolutions heretofore adopted by Oak Hill’s Board of Directors, will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the prospectus/proxy statement included in the Registration Statement. This opinion letter is limited to the Ohio General Corporation Law and the federal laws of the United States of America, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

Very truly yours,
/s/ Porter, Wright, Morris & Arthur LLP
PORTER, WRIGHT, MORRIS & ARTHUR LLP